Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Barry R. Liden, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES CONCLUDES ARBITRATION WITH BAXTER

RELATED TO SPIN-OFF

IRVINE, Calif., January 16, 2004 – Edwards Lifesciences Corporation (NYSE: EW), a global leader in medical technologies to treat advanced cardiovascular disease, announced today the conclusion of a dispute resolution proceeding with Baxter International Inc. (NYSE: BAX) regarding certain disagreements between the two companies arising from Edwards’ spin-off from Baxter in April 2000.

Each company sought reimbursement from the other for a variety of claims, most of which were resolved through mutual agreement between the parties, and five of which were resolved by an arbitration panel.  The resolution of all claims results in a net payment by Baxter to Edwards of approximately $1 million.  From an accounting standpoint, the resolution will result in a one-time positive impact to Edwards’ “Additional Contributed Capital” on its balance sheet of approximately $5 million related to the true-up of Edwards’ beginning equity balance.  Separately, the resolution will also result in a one-time charge to Edwards’ operating results of approximately $5 million in the fourth quarter of 2003, primarily arising from the valuation of receivables at the date of spin-off.  With this settlement, all outstanding spin-related disputes between the parties are now resolved.

About Edwards Lifesciences

Edwards Lifesciences is a leader in advanced cardiovascular disease treatments and the number-one heart valve company in the world.  Headquartered in Irvine, Calif.,

Edwards and Baxter Settle Arbitration

January 16, 2004

Edwards focuses on four main cardiovascular disease states: heart valve disease, coronary artery disease, peripheral vascular disease and congestive heart failure.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz and Fogarty.  Additional company information can be found at www.edwards.com.

Edwards Lifesciences and Edwards are trademarks of Edwards Lifesciences Corporation.  Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz and Fogarty are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.

This news release includes forward-looking statements that involve risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict.  Actual results or experience could differ materially from the forward-looking statements.

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